UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 2, 2007

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 2, 2007, Extreme Networks, Inc. (the “Company”) received a written notice from the Nasdaq Stock Market stating that the Nasdaq Listing and Hearing Review Council (the “Listing Council”), after consultation with the Nasdaq Listing Qualification staff, had determined that as of that date the Company had demonstrated compliance with all Nasdaq Marketplace Rules. The Company previously received Nasdaq Staff Determinations that the Company was not in compliance with Marketplace Rule 4310(c)(14) because it had not timely filed periodic reports with the SEC. Those filings were made on June 28, 2007. The notice received from the Nasdaq Stock Market on July 2, 2007 further stated that as of July 2, 2007, the matter was closed and the Company’s securities would continue to be listed on The Nasdaq Global Market.

On July 3, 2007, the Company received a further Staff Determination notice from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4350(e) due to a failure by the Company to hold its annual meeting of shareholders within the time required by Rule 4350(e) and, therefore, that its common stock is again subject to delisting from The Nasdaq Global Market. In order to comply with this requirement, and as previously disclosed, the Company scheduled an annual meeting of shareholders for July 30, 2007, and filed its definitive proxy statement for that meeting on June 28, 2007. The Company will request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination. The Company intends to request that Nasdaq continue to list its shares until and through at least August 1, 2007 in order to allow the Company to complete its annual meeting of shareholders on July 30, 2007, at which time the Company expects that it will have returned to full compliance with all Nasdaq Marketplace Rules. There can be no certainty that the Panel will grant the Company’s request or that its shares will continue to be listed.

The Company issued a press release on July 9, 2007, disclosing its receipt of both notices from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 9, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2007

EXTREME NETWORKS, INC.

By:	/s/ Karen M. Rogge
Karen M. Rogge
Senior Vice President and
Chief Financial Officer

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